Exhibit 12
CONOCOPHILLIPS AND CONSOLIDATED SUBSIDIARIES
TOTAL ENTERPRISE
Computation of Ratio of Earnings to Fixed Charges

	Millions of Dollars
	Nine Months Ended
	September 30
	2010	2009	**

Earnings Available for Fixed Charges
Income from continuing operations before income taxes and noncontrolling interests that have not incurred fixed charges	$15,414	6,804
Distributions less than equity in earnings of affiliates	(1,642)	(1,818)
Fixed charges, excluding capitalized interest*	1,223	1,220

	$14,995	6,206

Fixed Charges
Interest and debt expense, excluding capitalized interest	$914	914
Capitalized interest	359	378
Interest portion of rental expense	154	155

	$1,427	1,447

Ratio of Earnings to Fixed Charges	10.5	4.3

*	Includes amortization of capitalized interest totaling approximately $155 million in 2010 and $150 million in 2009.
**	Recast to reflect a change in accounting principle. See Note 2—Changes in Accounting Principles in the company’s Quarterly Report on
Form 10-Q for the period ended September 30, 2010, for more information.